UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SAILPOINT TECHNOLOGIES HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2020

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of SailPoint Technologies Holdings, Inc. (“SailPoint”) at the offices of Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746, on May 5, 2020, at 12:30 p.m. Central Time.

The matters expected to be acted upon at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. You are entitled to vote at the Annual Meeting and any adjournments, continuations or postponements of the Annual Meeting only if you were a stockholder as of the close of business on March 6, 2020.

Thank you for being a SailPoint stockholder. We look forward to seeing you at the Annual Meeting.

Sincerely,

Mark McClain
Chief Executive Officer and Director

Your vote is important. Whether or not you can attend the meeting, please read the enclosed proxy statement carefully, and then cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card so that your shares are represented at the Annual Meeting. Your vote will mean that you are represented at the Annual Meeting regardless of whether you attend in person. Returning the proxy does not deprive you of your right to attend the meeting or to vote your shares in person.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

11120 FOUR POINTS DRIVE, SUITE 100

AUSTIN, TEXAS 78726

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of SailPoint Technologies Holdings, Inc. (the “Annual Meeting”) will be held at the offices of Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746, on May 5, 2020, at 12:30 p.m. Central Time, to consider and vote upon the following proposals:

1.	To elect two Class III directors to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

2.

To ratify the selection by the Audit Committee of our Board of Directors of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To approve, on an advisory basis, our named executive officer compensation; and

4.	Such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Beginning on or about March 25, 2020, we will send to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions on how to access our proxy materials over the Internet and how to vote. The Notice also provides instructions on how to obtain paper copies if preferred.

We are monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state and local governments, and we are sensitive to the public health and travel concerns that our stockholders may have. In the event we determine it is necessary or appropriate to postpone the Annual Meeting or hold the Annual Meeting virtually, we will announce this decision in advance in a press release and post details on our website, which will also be filed with the SEC.

Only stockholders of record at the close of business on March 6, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of the names of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for examination by any stockholder for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., Central Time, at our headquarters at 11120 Four Points Drive, Suite 100, Austin, Texas 78726. This list will also be available for such purposes during the Annual Meeting at the place of the Annual Meeting or, in the event that the Annual Meeting is held virtually, at a website to be provided in the announcement notifying stockholders of the change in meeting format.

By Order of the Board of Directors,

Christopher G. Schmitt
Secretary
Austin, Texas
March 25, 2020

Your vote is important. Whether or not you expect to attend the meeting, please vote over the Internet, by telephone, or by completing and promptly returning the enclosed proxy card so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2020: THIS PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2019 ARE AVAILABLE AT WWW.PROXYDOCS.COM/SAIL.

i

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

11120 FOUR POINTS DRIVE, SUITE 100

AUSTIN, TEXAS 78726

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2020

THE MEETING

The Board of Directors (the “Board”) of SailPoint Technologies Holdings, Inc., a Delaware corporation (“SailPoint,” the “Company” or “we”), is soliciting proxies for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746, on May 5, 2020, at 12:30 p.m. Central Time. The Notice of Internet Availability of Proxy Materials was first furnished to stockholders on or about March 25, 2020. Electronic copies of this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2019 (our “2019 Annual Report”) are available at www.proxydocs.com/SAIL.

We are monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state and local governments, and we are sensitive to the public health and travel concerns that our stockholders may have. In the event we determine it is necessary or appropriate to postpone or hold the Annual Meeting virtually, we will announce this decision in advance.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 6, 2020 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 90,042,879 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the Record Date. Holders of our common stock do not have the right to cumulative voting. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the outstanding voting power of all shares of our common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1 – Election of Directors, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm requires the affirmative vote of the majority of voting power of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count the same as votes against Proposal No. 2.

Proposal No. 3 – Advisory Vote on our Named Executive Officer Compensation requires the affirmative vote of the majority of voting power of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will count the same as votes against Proposal No. 3.

Voting Your Shares

If you are a registered holder of our common stock, meaning that you hold our common stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, by telephone or electronically through the Internet by following the instructions included on your Notice of Internet Availability of Proxy Materials or your proxy card, or by completing, dating, signing and promptly returning your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained thereon. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” the election of each of the Class III director nominees presented by the Board under Proposal No. 1, as votes “for” Proposal No. 2, and as votes “for” Proposal No. 3.

If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of those shares held in “street name.” You may be able to vote by telephone or electronically through the Internet (i.e., if those options are made available to you by your bank, broker or other nominee) in accordance with the voting instructions provided by that nominee. You may also vote by completing, dating, signing and promptly returning the voting instruction form sent by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” For the Annual Meeting, Proposals No. 1 and No. 3 are not considered “routine” proposals, and therefore, brokers cannot exercise discretionary authority regarding such proposals for beneficial owners who have not returned voting instructions. Proposal No. 2 is considered a “routine” proposal, and therefore, brokers can exercise discretionary authority regarding this proposal for beneficial owners who have not returned voting instructions.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original distribution of the proxies and other soliciting materials, the Company and its directors, officers and other employees (for no additional compensation) may also solicit proxies in person, by telephone or e-mail. Following the original distribution of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person who validly submits a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. If you are a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Electronic Delivery of Proxy Materials to Stockholders

Beginning on or about March 25, 2020, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received such Notice and would prefer to receive paper copies of the proxy materials, or if you received paper copies of the proxy materials and would prefer to receive a notice for future annual meetings, you may notify us by telephone, e-mail or mail at the respective telephone number, e-mail address or mailing address provided on the Notice.

Delivery of Documents to Stockholders Sharing an Address

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

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Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single set of proxy materials, you may contact Mediant Communications, Inc. (“Mediant”) by telephone at 1-866-648-8133, by Internet at www.investorelections.com/SAIL, or by email at paper@investorelections.com.

•

Beneficial Stockholders. If your shares are not registered in your own name, the bank, broker or other nominee that holds your shares may have asked you to consent to the delivery of a single set of proxy materials if there are other SailPoint stockholders who share an address with you. If you currently receive more than one copy of the proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

If you consent to the delivery of a single set of proxy materials but later decide that you would prefer to receive a separate copy of the proxy materials for each stockholder sharing your address, then please notify Mediant or your nominee, as applicable, and they will promptly deliver the additional proxy materials.

If you wish to receive a separate copy of the proxy materials for each stockholder sharing your address in the future, you may also contact Mediant by telephone at 1-866-648-8133, by Internet at www.investorelections.com/SAIL, or by email at paper@investorelections.com if you are a stockholder of record, or you may contact your broker nominee if you are a beneficial stockholder.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Board is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors consist of Mark D. McClain and Tracey E. Newell; Class II directors consist of Cam McMartin, Heidi M. Melin and James M. Pflaging; and Class III directors consist of William G. Bock and Michael J. Sullivan.

Class III directors standing for re-election at the Annual Meeting are Messrs. Bock and Sullivan. Class I directors will stand for re-election at the 2021 annual meeting of stockholders, and Class II directors will stand for re-election at the 2022 annual meeting of stockholders.

Each of the nominees for election to Class III is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve for three years and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Each of the nominees has indicated his willingness to serve as a member of the Board, if re-elected. If any of the nominees is unable to serve or will not serve (a contingency which the Board does not expect to occur), the proxies will be voted for a substitute nominee chosen by the Board. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the number of nominees named in this Proxy Statement (which is two).

The names of the nominees for election as Class III directors at the Annual Meeting and of the incumbent Class I and Class II directors, and certain information about them, including their ages as of the Record Date, are included below.

Name	Class	Age	Position	Year Appointed	Term Expiration	Expiration of Term for which Nominated
Director Nominees
William G. Bock	III	69	Chairman of the Board	2017	2020	2023
Michael J. Sullivan	III	55	Director	2017	2020	2023
Continuing Directors
Mark D. McClain	I	57	Chief Executive Officer and Director	2017	2021	—
Tracey E. Newell	I	53	Director	2019	2021	—
Cam McMartin	II	63	Director	2019	2022	—
Heidi M. Melin	II	54	Director	2019	2022	—
James M. Pflaging	II	57	Director	2017	2022	—

Kenneth (Chip) J. Virnig, II served as a director and as a member of our Compensation Committee and our Cybersecurity Committee until his resignation from the Board, the Compensation Committee and the Cybersecurity Committee in March 2019.

Nominees for Election as Class III Directors

William G. Bock has served on the board of directors of Silicon Laboratories Inc. (NASDAQ: SLAB) (“Silicon Labs”), a provider of silicon, software and solutions for the Internet of Things, internet infrastructure, industrial, consumer and automotive markets, since 2011. In addition, he currently serves on the board of directors of SolarWinds (NYSE: SWI). From 2013 to his retirement in 2016, Mr. Bock served as the President of Silicon Labs. He also served Silicon Labs as Senior Vice President of Finance and Administration and Chief Financial Officer from 2006 to 2011. Prior to joining Silicon Labs, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures, and previously held senior executive positions with various venture-backed companies. Mr. Bock began his career with Texas Instruments (NASDAQ: TXN). Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. The Board believes that Mr. Bock’s extensive financial and industry experience as well as his prior board experience qualify him to serve as a director.

Michael J. Sullivan served as the Chief Financial Officer at Ping Identity (NYSE: PING), an identity security company, from March 2013 until his retirement in December 2016, and his tenure there culminated in the successful sale of Ping Identity to Vista Equity Partners. Prior to joining Ping, Mr. Sullivan spent 12 years as the Executive Vice President and Chief Financial Officer of IHS Inc. (now IHS Markit Ltd.), a business information services company (NASDAQ: INFO, formerly NYSE: IHS), which he helped take public and where he worked closely with the audit committee of its board of directors. Prior to joining IHS, Mr. Sullivan spent three years with the Coors Brewing Company (NYSE: TAP), a consumer-packaged goods company, directing the corporate accounting function and leading corporate planning and analysis efforts. He began his career with Price Waterhouse, LLP in New York and Denver, managing the firm’s participation in more than 30 domestic and international mergers and acquisitions, working with a variety of financial and strategic buyers. Mr. Sullivan also served in Price Waterhouse’s audit practice, managing financial audits and audit committee representation for both public and private companies. In addition, Mr. Sullivan has served on the boards of directors and chaired the audit committees of two private equity-backed portfolio companies: Vertafore (a SaaS company), from April 2011 to December 2013, and SNL Financial (a business information services company), from December 2011 to April 2014. Mr. Sullivan holds a B.A. in Business Administration and Accounting from the University of Iowa. The Board believes that Mr. Sullivan’s extensive management, financial and industry experience as well as his prior board and audit committee experience qualify him to serve as a director.

Continuing Directors

Mark D. McClain co-founded SailPoint in December 2005 and has served as our Chief Executive Officer and on the Board since that time. He has 20 years of experience developing and leading innovative technology companies that have operated in the identity management market. In 2000, he founded Waveset Technologies, a pioneer in the identity management market. Following the acquisition of Waveset by Sun Microsystems (“Sun”) in 2003, Mr. McClain served as Vice President of Software Marketing for Sun. His career also includes experience in international sales and marketing with HP (NYSE: HPQ) and IBM Tivoli Systems. Mr. McClain holds a B.A. in Economics from Point Loma Nazarene University and an M.B.A. from the University of California, Los Angeles. The Board believes that Mr. McClain’s industry expertise and his daily insight into corporate matters as our Chief Executive Officer qualify him to serve as a director.

Cam McMartin served as our Chief Operating Officer from May 2019 until his retirement in December 2019 and as our Chief Financial Officer from 2011 to May 2019. Mr. McMartin formerly served as Managing Director and Chief Financial Officer for CenterPoint Ventures, a $425 million venture capital group. Before CenterPoint Ventures, Mr. McMartin held senior financial management positions with a number of corporations, including Chief Financial Officer at Convex Computer (NYSE: CNX) and Senior VP, Operations at Dazel. Mr. McMartin holds a B.A. in Business Administration from Trinity University and an M.B.A. from the University of Michigan. The Board believes that Mr. McMartin’s extensive industry and Company experience, along with his financial and cybersecurity expertise, qualify him to serve as a director.

Heidi M. Melin has served as the Chief Marketing Officer of Workfront Inc., a cloud-based company that develops enterprise work management software, since February 2018. From June 2013 to January 2018, Ms. Melin served as the Chief Marketing Officer of Plex Systems, Inc., a cloud Enterprise Resource Planning (“ERP”) technology company that delivers plant floor-focused ERP to manufacturers. From May 2012 to March 2013, Ms. Melin served as Senior Vice President and Chief Marketing Officer at Eloqua, Inc., a provider of innovative marketing automation and revenue performance management solutions that was later acquired by Oracle Corporation. She served as Executive Vice President and Chief Marketing Officer at Taleo Corporation, a cloud-based talent management platform, from May 2011 to April 2012. From September 2007 to February 2011, Ms. Melin served as Senior Vice President and Chief Marketing Officer at Polycom, Inc., a global leader in voice and video collaboration solutions. From June 2005 to June 2007, Ms. Melin was the Chief Marketing Officer at Hyperion Solutions Corporation. She also previously served on the board of directors and the human resources committee of Accelrys, Inc., a public reporting company prior to its acquisition by Dassault Systèmes SA, from July 2013 to April 2014. Ms. Melin holds a B.A. in Political Science and Organizational Psychology from Willamette University. The Board believes that Ms. Melin’s extensive marketing and industry experience as well as her prior board experience qualify her to serve as a director.

Tracey E. Newell has served as President of Global Field Operations at Informatica LLC, an enterprise cloud data management company, since July 2018 and is responsible for worldwide field sales, alliances, channels and sales operations, and customer success. Ms. Newell also served as a member of the Informatica board of directors from June 2016 to June 2018. Prior to joining Informatica, Ms. Newell was Executive Vice President of global field operations at Proofpoint, an enterprise security software and solutions company, from August 2013 until June 2018. Before Proofpoint, from July 2011 to August 2013, Ms. Newell was Executive Vice President, Global Sales at Polycom. She has also held sales leadership positions at Juniper Networks and at Cisco WebEx. Ms. Newell holds a B.A. in Business Economics from the University of California, Santa Barbara. The Board believes that Ms. Newell’s management and extensive industry experience as well as her prior board experience qualify her to serve as a director.

James M. Pflaging is the sole Managing Partner at Cynergy Partners Inc., a cybersecurity advisory firm he founded in March 2018, where he works closely with technology companies and investors to identify, acquire, and build companies and advises boards of directors and executives on assessing risk and improving their cyber governance. Currently, he serves on the board of directors of several private technology companies. Prior to founding Cynergy Partners, from January 2012 to March 2018, Mr. Pflaging was employed by The Chertoff Group, a security advisory firm that provides risk management, business strategy and merger and acquisition advisory services. While employed by The Chertoff Group, from April 2014 until March 2018, Mr. Pflaging was a Principal, a member of its Operating Committee and responsible for its strategy practice, and, beginning in 2017, he assumed leadership for its technology vertical. Mr. Pflaging has over 30 years of Silicon Valley experience, including 15 years as CEO of cybersecurity and data management companies. Mr. Pflaging holds a B.S. in Commerce with dual concentrations in Finance and Marketing from the University of Virginia. The Board believes that Mr. Pflaging’s management and extensive industry experience qualify him to serve as a director.

Vote Required

The two nominees who receive the greatest number of “FOR” votes will be elected as Class III directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then “FOR” the election of the nominees named in this Proposal No. 1.

The Board recommends a vote “FOR” the election of each of the director nominees.

CORPORATE GOVERNANCE

Composition of the Board

In accordance with our charter and bylaws, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. Our charter provides that the authorized number of directors will be fixed by the affirmative vote of the directors then in office, and newly created directorships and vacancies may be filled by the Board.

Director Independence

The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the Board has determined that none of our directors (other than Messrs. McClain and McMartin) have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Messrs. McClain and McMartin) is “independent” as that term is defined under the listing standards of the NYSE. In addition, the Board previously determined that Mr. Virnig, who served on the Board until his resignation in March 2019, had no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and was “independent” as that term is defined under the listing standards of the NYSE during the time he served on the Board. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence and eligibility to serve on the committees of the Board, including the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Leadership Structure of the Board of Directors

The offices of Chairman of the Board and Chief Executive Officer are presently separated. Our bylaws and corporate governance guidelines, which do not require the separation of our Chairman of the Board and Chief Executive Officer positions, allow the Board to determine the board leadership structure that is appropriate for us at any given point in time, taking into account the dynamic demands of our business, our senior executive personnel and other factors.

The Board believes that the separation of the Chairman of the Board and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer and Chairman of the Board facilitates the active participation of our independent directors and enables our Board to provide more effective oversight of management.

Pursuant to our corporate governance guidelines, if the offices of Chairman of the Board and Chief Executive Officer are combined, the Board shall have a lead director (the “Lead Director”) designated by the independent directors to provide, in conjunction with the Chairman of the Board and Chief Executive Officer, leadership and guidance to the Board. The Lead Director would serve as a liaison between the Chairman of the Board and the independent directors and preside at all meetings of the Board at which the Chairman of the Board is not present, unless the other directors determine otherwise. Additionally, the Lead Director would coordinate the nature, quality, quantity and timeliness of, and have the authority to approve, information sent to the Board in advance of meetings, would also have the authority to approve the agendas for meetings and would have such other responsibilities as are described in our corporate governance guidelines and as designated from time to time by the Board.

Communications by Stockholders and Other Interested Parties with the Board

Stockholders and other interested parties may contact any individual director, the Lead Director (if any), the Chairman of the Board, the Board as a group, or a committee or subset of the Board by sending mail to: Board of Directors, SailPoint Technologies Holdings, Inc., 11120 Four Points Drive, Suite 100, Austin, Texas 78726, Attention: Corporate Secretary; by e-mail at investor@sailpoint.com; or by telephone at (512) 664-8916.

All such concerns will be forwarded to the appropriate director or directors for review and will be simultaneously reviewed and addressed by the Company’s General Counsel. The status of all outstanding concerns will be reported to the Board on a quarterly basis. The Board or the Audit Committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The Company will not take any adverse action, and will not tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Company policy or the Company’s code of business conduct and ethics.

Board Committees

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Cybersecurity Committee. The composition, duties and responsibilities of each of these committees are described below. Each of these committees reports to the Board as provided in the applicable committee charter, as they deem appropriate and as the Board may request. The Board may establish such other committees as it deems appropriate from time to time.

The following table provides information on the Board’s current committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Cybersecurity Committee
William G. Bock	X	X	X
Cam McMartin				X
Heidi M. Melin		Chair		X
Tracey E. Newell		X	Chair
James M. Pflaging	X		X	Chair
Michael J. Sullivan	Chair			X

Our corporate governance guidelines, along with our code of business conduct and ethics and the charters for our Audit, Compensation, Nominating and Corporate Governance and Cybersecurity Committees, are available on our website at investors.sailpoint.com/leadership-and-governance/governance-documents. Stockholders may also obtain copies of these documents upon written request to SailPoint Technologies Holdings, Inc., Attn: Investor Relations, 11120 Four Points Drive, Suite 100, Austin, Texas 78726 or by e-mail to investor@sailpoint.com.

Audit Committee

Each member of the Audit Committee is financially literate, as required by the NYSE listing standards. In addition, the Board has determined that Messrs. Bock, Pflaging and Sullivan each qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Board has also determined that Messrs. Bock, Pflaging and Sullivan each meets the additional independence standards of the NYSE and the Securities Exchange Commission (the “SEC”) applicable to members of audit committees.

The Audit Committee, which operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE, is, among other things, responsible for:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee

The Board has determined that each member of the Compensation Committee meets the additional independence standards of the NYSE and SEC applicable to members of compensation committees. The Compensation Committee, which operates under a written charter, is, among other things, responsible for:

•	reviewing and approving the goals and objectives relating to the compensation of our executive officers, including any long-term incentive components of our compensation programs;

•	evaluating the performance of our executive officers in light of the goals and objectives of our compensation programs and determining each executive officer’s compensation based on such evaluation;

•	assessing and advising the board of directors regarding succession planning for the CEO, and consulting with the CEO on succession planning for our executive officers;

•	reviewing the operation and efficacy of our executive compensation programs in light of their goals and objectives;

•	reviewing and assessing risks arising from our compensation programs;

•	reviewing and recommending to the board of directors the appropriate structure and amount of compensation for our directors;

•	reviewing and approving, subject, if applicable, to stockholder approval, material changes in our employee benefit plans; and

•	establishing and periodically reviewing policies for the administration of our equity compensation plans.

The Compensation Committee has complete authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including complete authority to approve their fees and other retention terms. However, the Compensation Committee may only select such outside counsel, compensation consultants, or other experts or consultants after taking into consideration all factors relevant to that entity or person’s independence from management, including the factors enumerated in the applicable exchange rules.

The Compensation Committee has retained Compensia, Inc. (“Compensia”) to provide independent compensation consulting support. Compensia has provided market information on compensation trends and practices and makes compensation recommendations based on competitive data of a peer group of companies. Compensia is also available to perform special projects at the Compensation Committee’s request. Compensia provides analyses and recommendations that inform the Compensation Committee’s decisions but does not decide or approve any compensation actions. As needed, the Compensation Committee may also consult with Compensia on other compensation-related matters. Compensia reports exclusively to the Compensation Committee and does not provide any additional services to the Company. The Compensation Committee has assessed the independence of Compensia pursuant to applicable SEC and NYSE rules and concluded that Compensia’s work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee. The Compensation Committee may delegate to one or more executive officers the authority to make grants of equity-based compensation to eligible individuals who are not executive officers and to administer the Company’s equity-based compensation plans. Any executive officer to whom the Compensation Committee grants such authority must regularly report to the Compensation Committee grants so made and the Compensation Committee may revoke any delegation of authority at any time.

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence standards of the NYSE. The Nominating and Corporate Governance Committee, which operates under a written charter, is, among other things, responsible for:

•	identifying, evaluating and recommending qualified nominees to serve on the Board;

•	considering and making recommendations to the Board regarding the composition of the committees of the Board;

•	instituting plans or programs for the continuing education of the Board and orientation of new directors;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the Board’s performance, including committees of the Board and management.

Cybersecurity Committee

The Cybersecurity Committee, which operates under a written charter, is, among other things, responsible for reviewing and advising on the following matters:

•	the effectiveness of our cybersecurity programs and our practices for identifying, assessing and mitigating cybersecurity risks across our products, services and business operations;

•	our controls, policies and guidelines to prevent, detect and respond to cyber attacks or data breaches involving our products, services and business operations;

•	our security strategy and technology planning processes;

•	the safeguards used to protect the confidentiality, integrity, availability and resiliency of our products, services and business operations;

•	our cyber crisis preparedness, security breach and incident response plans, communication plans, and disaster recovery and business continuity capabilities;

•	our compliance with applicable information security and data protection laws and industry standards; and

•	our cybersecurity budget, investments, training and staffing levels to ensure they are sufficient to sustain and advance successful cybersecurity and industry compliance programs.

Risk Oversight

The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

The Board does not have a standing risk management committee, but rather we administer this oversight function directly through the Board as a whole. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Such responsibility is facilitated in part by the Audit Committee, which receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm; the Compensation Committee, which assesses and monitors whether any of our compensation policies and programs have the potential to encourage unnecessary risk-taking; the Nominating and Corporate Governance Committee, which monitors the effectiveness of our corporate governance guidelines; and the Cybersecurity Committee, which oversees our policies, plans and programs relating to cybersecurity and data protection risks associated with our products, services and business operations.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance or reporting levels.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website at investors.sailpoint.com/leadership-and-governance/governance-documents. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.

Director Recommendations

Director Qualification Standards and Selection Criteria

The Nominating and Corporate Governance Committee, in recommending director candidates, and the Board, in nominating director candidates, will evaluate candidates in accordance with the qualification standards set forth in our corporate governance guidelines. Pursuant to our corporate governance guidelines, directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They also should be intelligent, inquisitive and objective in thought and have practical wisdom and mature judgment and a willingness to gain an understanding of the Company, its competitive position in its industry and its business strategy. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. Along with the selection criteria described above, some of the other qualifications that the Nominating and Corporate Governance Committee considers include, without limitation, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of the Company and industry and other commitments. While we do not have a formal diversity policy for directors, the Nominating and Corporate Governance Committee generally considers the diversity of director candidates in terms of knowledge, gender, experience, background, skills, expertise and other demographic factors.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board should send a recommendation in writing to SailPoint Technologies Holdings, Inc., c/o Corporate Secretary, 11120 Four Points Drive, Suite 100, Austin, Texas 78726. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.

Stockholders may also nominate directors at an annual meeting by adhering to the advance notice procedure described under “Submission of Stockholder Proposals” elsewhere in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

In addition to the incumbent members of the Compensation Committee identified in the table above, Mr. Virnig served on the Compensation Committee in 2019 until his retirement in March 2019. None of the members of the Compensation Committee in 2019 was an officer or employee of the Company in 2019, nor have they ever been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board and Annual Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring their approval. It also holds special meetings when important matters require action between regularly scheduled meetings. During 2019, the Board held eight meetings. The Audit Committee held fourteen meetings, the Compensation Committee held six meetings, the Nominating and Corporate Governance Committee held five meetings, and the Cybersecurity Committee held four meetings in 2019. Each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and the committees of the Board for the period for which such director served on the Board or committee(s), if applicable, during 2019.

The Board regularly holds executive sessions of the independent directors. If independent, the Chairman of the Board presides over such executive sessions. If the Chairman of the Board is not independent, the Lead Director presides over such executive sessions. Such executive sessions do not include employee directors or directors who do not qualify as independent under NYSE and SEC rules.

The Company’s directors are encouraged to attend our annual meetings of stockholders, but we do not currently have a policy relating to directors’ attendance at these meetings. Each then-current member of the Board attended our 2019 Annual Meeting of Stockholders.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and recommends that the stockholders vote for ratification of such appointment. Grant Thornton has been engaged as our independent registered public accounting firm since 2010. As a matter of good corporate governance, the Audit Committee has requested the Board to submit the selection of Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2020 to the Company’s stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Grant Thornton to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees billed for various professional services rendered by Grant Thornton:

	2019	2018
Audit Fees (1)	$3,075,953	$2,909,088
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total Fees	$3,075,953	$2,909,088

(1)

Consists of fees for the annual audit and quarterly reviews and financial reporting consultations. For fiscal year 2019, this category also includes fees for services incurred in connection with our offering of convertible senior notes. For fiscal year 2018, this category also includes fees for services in connection with SEC registration statements.

Pre-Approval Policy

The charter of the Audit Committee requires that the Audit Committee review the estimated fees of Grant Thornton’s audit, audit-related, tax and other permitted non-audit services and requires that the Audit Committee, or a member thereof with designated authority, pre-approve any services provided to the Company by Grant Thornton. All of the services listed in the above table for fiscal year 2019 were approved in accordance with the charter and policies of the Audit Committee.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of voting power of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count the same as votes against this Proposal No. 2.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then “FOR” the ratification of the appointment of Grant Thornton LLP in this Proposal No. 2.

The Board recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP.

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consistent with the overwhelming support of our stockholders at our 2019 Annual Meeting of Stockholders to hold such vote annually, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of SailPoint’s Named Executive Officers as disclosed in its Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative provide a comprehensive review of our executive compensation program, objectives, factors and rationale. We urge you to read this disclosure before voting on this non-binding proposal. As described in detail in such disclosure, our executive compensation program is designed to attract and retain highly competent, motivated executives and reward them for superior performance, consistent with creating long-term stockholder value. The Compensation Committee believes that our executive compensation program, with its balance of guaranteed salary, performance-based cash bonuses and time-vesting equity awards promote retention and reward sustained performance that is aligned with long-term stockholder interests.

While this vote on executive compensation is non-binding and solely advisory in nature, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. We expect that the next stockholder advisory vote to approve Named Executive Officer compensation will occur at our 2021 Annual Meeting of Stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of voting power of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will count the same as votes against this Proposal No. 3.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then “FOR” this Proposal No. 3.

The Board recommends a vote “FOR” the resolution approving, on a non-binding advisory basis, our named executive officer compensation.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers.

Name	Age	Position
Mark McClain	57	Chief Executive Officer and Director
Jason Ream	48	Chief Financial Officer
Matt Mills	62	Chief Revenue Officer
Juliette Rizkallah	53	Chief Marketing Officer

The narrative disclosure below provides information about the business experience of certain of our executive officers. See “Proposal No. 1 — Election of Directors — Continuing Directors” for such information about Mr. McClain.

Jason Ream has served as our Chief Financial Officer since June 2019. Prior to joining the Company, Mr. Ream served as Chief Financial Officer of Mitratech Holdings, Inc., a provider of legal and compliance software solutions, since June 2018. From April 2016 to March 2018, Mr. Ream served as Chief Financial Officer of Relativity ODA, LLC, a provider of e-discovery software solutions. Mr. Ream also held various positions at SolarWinds, Inc., a provider of IT infrastructure management software, from April 2009 to April 2016, including Executive Vice President and Chief Financial Officer from October 2013 to April 2016, Vice President of Growth Strategy from October 2012 to October 2013, and Vice President, Tools from December 2011 to October 2012. Prior to joining SolarWinds, Mr. Ream worked for J.P. Morgan as an executive director in investment banking from July 2006 to January 2009. From July 1999 to July 2006, he held various roles in investment banking at UBS, Piper Jaffray, and Credit Suisse First Boston. Mr. Ream holds an A.B. in mathematics from Amherst College.

Matt Mills has served as our Chief Revenue Officer since August 2019 and brings more than 30 years of experience to this role. Before joining SailPoint, Mr. Mills was the chief executive officer of MapR Technologies, an enterprise software company, from October 2015 until February 2018. Immediately prior to that, he spent twenty years at Oracle Corporation, most recently as Senior Vice President North America Sales, where he oversaw more than 8,000 employees and was responsible for $4.5 billion in annual revenues. Since September 2018, Matt has served as board member and advisor to various early-stage SaaS companies. Mr. Mills holds a B.A. in English from Ferris State University in Michigan.

Juliette Rizkallah has served as our Chief Marketing Officer since August 2015. Ms. Rizkallah formerly served as Vice President of Global Marketing at Check Point Software Technologies, an information security technology company, from March 2008 until June 2015. Prior to Check Point Software Technologies, Ms. Rizkallah held executive positions with a number of corporations, including Oracle Corporation, CA Technologies and SAP SE. Ms. Rizkallah holds a B.A. from École Supérieure de Commerce de Paris (E.S.C.P.) in Paris, France and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a discussion of the compensation philosophy and objectives underlying our executive compensation program and how we evaluated and set executive compensation for 2019. This CD&A is intended to provide qualitative information concerning how 2019 compensation was earned and awarded to our Named Executive Officers. Further, it identifies the most significant factors relevant to our 2019 executive compensation decisions and gives context to the data presented in the compensation tables included below in this Proxy Statement.

The term “executive officers” means our senior executives who are each listed above in “Executive Officers” as an executive officer. The term “Named Executive Officers” means the executive officers identified in the table below, each of whom were considered “executive officers” as of December 31, 2019 or as of the date of their respective resignation, as applicable.

Named Executive Officer	Title
Mark McClain	Chief Executive Officer
Jason Ream	Chief Financial Officer
Howard Greenfield (1)	Former Chief Revenue Officer
Andrew Kahl (2)	Chief Customer Officer
Cam McMartin (3)	Former Chief Operating Officer
Matt Mills	Chief Revenue Officer

(1)	Mr. Greenfield resigned from his position as Chief Revenue Officer effective as of July 31, 2019.
(2)	Mr. Kahl has announced his intent to resign from his position as Chief Customer Officer effective March 31, 2020.
(3)

Mr. McMartin served as our Chief Financial Officer during the 2019 fiscal year until June 10, 2019, at which time he was appointed the Chief Operating Officer. Mr. McMartin resigned from his position as Chief Operating Officer effective as of December 31, 2019 but began providing services as a director of our board effective January 1, 2020.

Executive Summary

This CD&A executive summary describes key features of our executive compensation program and summarizes the 2019 cash and equity incentive compensation and other benefits received by our Named Executive Officers. Please read the complete CD&A and remaining compensation sections for further details regarding the matters summarized below.

Executive Compensation Program Overview

Our executive compensation program is designed to attract and retain highly competent, motivated executives and reward them for superior performance, consistent with creating long-term stockholder value. It consists of a mix of three primary components, described below, which we believe appropriately rewards our executive officers for their overall contribution to company performance, contains a substantial portion of at-risk, performance-based compensation, incorporates our financial and operational results and aligns our executives’ interests with those of our stockholders with the ultimate objective of increasing long-term stockholder value.

The three primary components of our executive compensation program are:

Primary Compensation Components	Overview
Base Salary	Competitive base salaries are established at a level necessary to retain the individual executive’s services, and to reward and motivate individual performance.

Annual Cash Incentive	An annual cash incentive award serves to focus our executives on achievement of pre-established annual financial targets. The ultimate payment amount is based on a combination of non-GAAP operating income and new bookings (as described below) for our Named Executive Officers other than Messrs. Greenfield and Mills, whose annual cash incentives were based solely upon new bookings.

Long-Term Equity Incentive	A long-term incentive plan and stock ownership guidelines serve to align our executives with longer term performance achievement and stockholder returns over time. The long-term incentive approach currently consists of a combination of restricted stock units (“RSUs”) and stock options vesting over time. Ownership and holding requirements are based on a designated multiple of each executive’s base salary.

Compensation Program Design and Governance Policies

In addition to our three primary components of executive compensation, our executive compensation program includes other features that we believe are consistent with strong governance practices, including:

What We Do

•   Simple and Transparent Compensation Program: Maintain a simple and transparent executive compensation program that is understandable both to stockholders and employees and that is not overly complex or subject to constantly changing features

• Significant At-Risk, Variable Compensation Aligned with Performance: A significant percentage of annual compensation is at-risk, variable and performance-based

• Rigorous Target Setting: Rigorous performance targets for non-GAAP Operating Income and new bookings	• Multi-Year Equity Vesting: Four-year vesting for all executive equity awards

• Balanced Mix of Compensation: Balance of short-term performance-based cash compensation and long-term equity awards	• Balanced Mix of Equity Awards: Named Executive Officers are granted a mix of RSUs and stock options vesting over time

•   Independent Compensation Consultant: Engagement by the Compensation Committee of an independent compensation consultant to assist with the Compensation Committee’s regular review of our executive compensation program

• Stock Ownership Guidelines: Executive stock ownership guidelines and holding requirements

What We Do Not Do

• No Gross-Ups: No tax gross-ups upon a change in control	• No Perquisites: We do not offer any supplemental executive perquisites

• No Repricing Options: We have never repriced stock options and will not reprice stock options without stockholder approval	• No Dividends Paid on Unvested Equity: No prospective payment of dividends on unvested equity awards

• No Hedging or Pledging Stock: Insider Trading Policy that prohibits, among other things, hedging and pledging transactions relating to our stock

2019 Executive Compensation Pay Mix

As shown in the chart below, targeted direct compensation for our CEO was 89% at-risk and variable compensation that is aligned with our performance, while targeted direct compensation for our other Named Executive Officers was 86% at-risk and variable compensation that is aligned with our performance. These percentages include targeted annual cash incentives for 2019 and the grant date value of the RSU and stock option awards granted to our Named Executive Officers in 2019. The stock option award portion of these figures is inherently performance-based because they only provide value to the recipients if the price of our stock increases following the date of grant of the awards.

2019 Direct Compensation Components - CEO	2019 Direct Compensation Components – Average of Other NEOs (1)

(1)	Based on annualized compensation amounts and targets for NEOs who did not serve for the full year in 2019.

2020 Executive Compensation Program Changes

In 2019 and early 2020, as part of its annual process, the Compensation Committee reviewed our executive compensation program to ensure it continues to achieve the goals of the program and remains competitive. Based on its review, the Compensation Committee approved a change in the relative mixture of equity awards to the Company’s executive officers from 50% RSUs and 50% stock options to 65% RSUs and 35% stock options, which change is effective beginning with the grants made in the 2020 year. For other employees the relative mixture remains either 25% stock options and 75% RSUs or 100% RSUs. In previous years, a significant portion of the aggregate equity awards to our Named Executive Officers were designed as stock options because the Compensation Committee viewed stock options as inherently performance based due to the fact that stock options will only have value to employees to the extent our stock price increases. In connection with its general review of our equity program, however, the Compensation Committee determined that the change to an increased percentage of RSU awards will have the effect of better attracting, retaining and incentivizing our executive officers to grow the business in a way that increases stockholder value. Additionally, certain changes, discussed below, were made to the peer group to be used to inform 2020 compensation. The Compensation Committee did not make any material changes to the 2020 executive compensation program other than those discussed above.

In connection with our 2019 Annual Meeting of Stockholders, our stockholders voted in favor of an annual advisory vote to approve our executive compensation. Consistent with that vote, we have determined that it is advisable to conduct the advisory vote on executive compensation on an annual basis. We expect that the results of such advisory vote this year and going forward will become one of the factors that we consider on an annual basis when determining the design of our compensation program for our Named Executive Officers.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our executive officers for their overall contribution to company performance, including the achievement of specific annual goals. The executive compensation program also seeks to align executive officers’ interest with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing long-term stockholder value. Specifically, the program is designed to:

•	Retain and attract a highly competent, motivated team of employees appropriately aligned with the long-term interests of our stockholders;

•	Encourage behavior that will enhance both current year performance and long-term growth of stockholder value;

•	Provide as part of our total compensation base salary, the opportunity for a cash incentive and the opportunity for a mix of RSUs and stock options with four-year vesting schedules;

•	Require achievement of minimum performance thresholds prior to any cash incentive compensation being earned;

•	Provide competitive programs of health, welfare and retirement benefits to all employees on an equivalent basis; and

•	Make equity ownership and retention guidelines for executives and directors a key component to ensure alignment with long-term stockholder interests.

Setting Executive Compensation for 2019 and Establishing Our 2019 Peer Group

The Compensation Committee retained Compensia as its independent compensation consultant to review and provide advice and recommendations with respect to the Company’s executive officer compensation program and assist the Compensation Committee in determining whether any elements or amounts of the existing compensation program should be modified from time to time.

Consistent with Compensia’s recommendation, the 2019 equity award mixture for our senior officers (including our Named Executive Officers) was 50% stock options and 50% RSUs (based on value rather than number of shares). For our Named Executive Officers, a targeted dollar amount was established for the 2019 awards. The number of RSUs to be granted was determined by using 50% of such aggregate award value divided by the 30-trading-day average closing stock price from the date of grant. The number of stock options granted was determined by dividing 50% of the aggregate award value by the 30-trading-day average price of stock from the date of grant and then multiplying by 2.

In November 2018, Compensia proposed a peer group for use in the comparisons discussed above for the 2019 compensation year. The Compensation Committee reviewed and evaluated the proposed peer group in adopting a peer group consisting of the following 18 companies in our industry with comparable revenues and market capitalization:

Peer Group Used for Determining 2019 Compensation

• 8 x 8	• Okta

• Apptio	• Paylocity Holding

• Benefitfocus	• Proofpoint

• BlackLine	• Q2 Holdings

• Ellie Mae	• Qualys

• Five9	• Rapid 7

• HubSpot	• SPS Commerce

• Imperva	• Varonis Systems

• New Relic	• Zendesk

In October 2019, the Compensation Committee reviewed the peer group used for 2019 compensation decisions and made certain changes effective for compensation decisions made in 2020. Apptio, Ellie Mae, Imperva, HubSpot, Okta, Proofpoint and Zendesk were removed and replaced with Alarm.com Holdings, Appian, LivePerson, MobileIron, Talend, Workiva and Yext. Apptio, Ellie Mae and Imperva were removed because they were acquired during 2019, HubSpot and Okta were removed because their respective market capitalization was above the target range deemed to be comparable to our market capitalization, and Proofpoint and Zendesk were removed because their respective revenues were above the target range deemed to be comparable to our revenues.

Key Elements of Our 2019 Executive Compensation Program

The following table highlights the key elements of our 2019 executive compensation program and the primary purpose of each element. Each element set forth in the table below is discussed in further detail in this CD&A.

Element	Objectives and Basis	Key Features
Base Salary	• Competitive base salaries are established at a level necessary to retain the individual executive’s services, and to reward and motivate individual performance.	• Varies by executive based upon individual skills, experience, responsibilities of the position, performance and other factors.

Annual Cash Incentive

•   Focus our executives on achievement of pre-established annual financial targets.

•   Align executive officers’ interests with those of our stockholders by promoting strong annual results.

•   Retain executive officers by providing competitive compensation.

• Cash incentive based on achievement of non-GAAP operating income and new bookings targets. • Actual payout can vary from 0% to 150% of the target amount.

Long-Term Equity Incentive

•   Link a significant portion of each executive officer’s compensation to longer term performance achievement and stockholder returns.

•   Provide ownership opportunities which promote retention and enable us to attract and motivate our executive officers.

•   Retain executive officers through multi-year vesting of equity grants.

•   Utilizes RSUs and stock options at a ratio of 2 stock options for each RSU granted in 2019.

•   RSUs granted in 2019 vest in annual installments over a four-year period of continued service. Stock options vest (and RSUs granted after 2019 will vest) 25% after one year and then 1/48 per month for the following 36 months.

The Compensation Committee has the authority to use its business judgment to provide for discretionary bonuses to the extent individual performance would warrant additional amounts.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The Board makes adjustments to the base salary rates of the Named Executive Officers upon consideration of any factors that it deems relevant, including but not limited to: (i) any increase or decrease in the executive’s responsibilities, (ii) the executive’s job performance, and (iii) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of members of the Board and our Chief Executive Officer.

Base salaries are reviewed annually by our Compensation Committee, taking into account peer group comparisons and guidance from Compensia. The Compensation Committee assesses the individual skills, performance, experience, responsibilities and time in position of each Named Executive Officer. Below are the 2019 annual base salaries for our Named Executive Officers. Base salaries for 2018 and 2019 are reported as of December 31 of each year.

Base Salary

Name	2019 Annual Base Salary	2018 Annual Base Salary
Mark McClain	$400,000	$400,000
Jason Ream	$350,000	$—	(1)
Howard Greenfield	$350,000	$350,000
Andrew Kahl	$300,000	$—	(1)
Cam McMartin	$375,000	$350,000
Matt Mills	$375,000	$—	(1)

(1)	Information for 2018 is not included because such person was not a named executive officer of the Company during 2018.

Annual Incentive Compensation and Process for Setting Performance Objectives

Our Compensation Committee establishes performance targets on an annual basis with respect to our Named Executive Officers. As in prior years, the target bonus amounts (“target”) under our incentive plans for 2019 awards were based on a percentage of each executive’s base salary for 2019. Each of our Named Executive Officers, with the exception of Messrs. Greenfield and Mills, participate in our corporate bonus plan. Messrs. Greenfield and Mills participate in our sales incentive plan, performance of which is based solely on new bookings, given their strategic importance to our worldwide sales team.

The Compensation Committee asked Compensia to compare the target annual incentive potentially payable to our executive officers to the target (and maximum) annual incentive bonus of similarly situated executives within our peer group. The Compensation Committee reviewed the target (and maximum) annual incentive bonus of our Named Executive Officers, taking into account Compensia’s comparison, and increased each of their target (and maximum) annual incentive bonuses. For 2019, the Compensation Committee established a target bonus amount of 100% of base salary for each of Messrs. McClain, Greenfield and Mills, 60% of base salary for each of Messrs. McMartin and Ream and 40% of base salary for Mr. Kahl. For participants in the corporate bonus plan, the Compensation Committee established a threshold level of 50% of their target levels and a maximum level of 150% of their target level.

For 2019, non-GAAP operating income and new bookings were each weighted 50% towards the total bonus that could be potentially earned within the corporate bonus plan.

Non-GAAP operating income is calculated as income from operations on a GAAP basis excluding (i) stock-based compensation expense and (ii) amortization of acquired intangibles. The Compensation Committee believes that non-GAAP operating income, while still a non-GAAP measure, is an appropriate measure for our corporate bonus plan because our management uses non-GAAP operating income to clarify and enhance our understanding of past performance and future prospects. In addition, our management uses this non-GAAP financial measure to compare our performance to that of prior periods for trend analysis and for budgeting and planning purposes. This non-GAAP financial measure may not provide information that is directly comparable to that provided by other companies in our industry because they may calculate non-GAAP operating income differently than we do. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

The definition of new bookings for purposes of our annual bonus plans is inclusive of bookings for (a) license agreements, both perpetual and term, and the related initial maintenance and (b) SaaS agreements. New bookings does not include (x) maintenance and SaaS renewal agreements and (y) professional services. Term license and SaaS agreements are generally multi-year arrangements. Our new bookings target assumed a three-year contract duration for all term licenses and SaaS agreements. The new bookings attainment calculation is based on the actual duration of contracted term license and SaaS agreements (but capped at three years for purposes of the attainment calculation). In addition, the initial maintenance portion of our new bookings target is based on an assumed ratio of standard and premium maintenance bookings, based on the historical mix of agreements. The actual attainment is based on the realized mix which can vary based on customer preferences in a given period.

The table below summarizes the metrics and targets under our 2019 corporate bonus plan and sales incentive plan:

	Weighting
AIP Metric	Corporate Bonus Plan	Sales Incentive Plan	Rigor of Target-Setting
Non-GAAP Operating Income	50%	0%	In establishing non-GAAP operating income targets and minimum and maximum thresholds for 2019, as in prior years, the Compensation Committee reviewed key business drivers of non-GAAP operating income and the opportunities and risks for each of these drivers to establish rigorous threshold, target, and maximum non-GAAP operating income levels.

New Bookings	50%	100%	In setting the new bookings target (and minimum and maximum thresholds for the corporate bonus plan) for 2019, the Compensation Committee established a target that was greater than the new bookings necessary to achieve the Company’s target revenue for 2019. The same new bookings goal was used under both our corporate bonus plan and sales incentive plan.

The following table provides the 2019 target multiple, as well as potential payments which could have been made upon the achievement of a threshold, target or maximum level of performance for each of our Named Executive Officers:

2019 Target Annual Incentive Opportunities

Name	2019 Target Award (% of Base Salary)	2019 Threshold: 50% of Target Award ($) (1)	2019 Target: 100% of Target Award ($)	2019 Maximum: 150% of Target Award ($)
Mark McClain	100	$200,000	$400,000	$600,000
Jason Ream	60	$105,000	$210,000	$315,000
Howard Greenfield (2)	100	N/A	$350,000	N/A
Andrew Kahl	40	$60,000	$120,000	$180,000
Cam McMartin	60	$168,750	$337,500	$506,250
Matt Mills (2)	100	N/A	$375,000	N/A

(1)	To the extent the non-GAAP operating income threshold is not achieved, no bonus is payable regardless of bookings performance pursuant to the corporate bonus plan.
(2)

The sales incentive plan does not set threshold or maximum levels of performance. Messrs. Greenfield’s and Mills’s bonuses were designed to be calculated by multiplying their respective personal commission rates by actual new bookings performance, with no minimum or maximum threshold performance levels. Mr. Greenfield received a $121,321 commission and Mr. Mills received a $62,500 commission as a result of their respective actual new bookings performance during 2019.

No annual incentive bonuses were paid to the Named Executive Officers under the corporate bonus plan for 2019 because the Company did not satisfy the performance criteria that were required for payout.

Long-Term Equity-Based Awards

We intend for a significant portion of our total compensation provided to our executive officers to consist of equity-based compensation, and the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan (the “LTIP”) provides for the grant of a variety of equity-based awards. The LTIP is intended to promote our long-term success and increase long-term stockholder value by attracting, motivating and retaining our non-employee directors, officers and other employees. Additionally, to better align our executive officers’ long-term interests with those of our stockholders, the LTIP does not allow for the repricing of stock options after they are awarded unless approved by our stockholders.

Following our initial public offering, we began granting RSUs, for which no purchase price is paid. RSUs granted in 2019 vest and will be settled in shares of our common stock in four substantially equal annual installments beginning in the year following the year of grant (the first vesting date is roughly a year following the date of grant but may be slightly longer than a year to provide for vesting on dates likely to be in an open trading window to allow for transactions in vesting awards to cover any tax withholding). Stock options also vest (and RSUs granted after 2019 will vest) over a four-year period. One-fourth of the stock options (and the 2020 RSUs) vests on the one-year anniversary of the date of grant, or thereabout, and the remainder of the awards vest in substantially equal monthly installments over the remaining three-year period.

As indicated above, in 2019 Named Executive Officers were granted equity based on a specified dollar amount where 50% of the grant date amount will consist of RSUs and 50% will consist of stock options. The number of RSUs awarded was calculated by dividing half of the overall award value by the 30 day average price of stock from the date of grant, and the number of Options issued was calculated by dividing half of the overall award value by the 30 day average price of stock from the date of grant and then multiplying that amount by 2.

At the direction of the Compensation Committee, Compensia conducts an annual market analysis of peer company executive compensation, which is then supplemented with additional market information specific to each executive officer’s role and responsibilities. In setting target equity compensation levels for 2019, the Compensation Committee considered pay practices at a group of peer companies (i.e., the peer companies identified above) that were selected based on relative annual revenue, market capitalization and industry, among other criteria. In addition to reviewing and analyzing competitive market data, for incumbent officers, the Compensation Committee considered then-current values of unvested equity (with the objective of ensuring it is sufficient to retain executives in a highly competitive market), the relationship of annual target compensation among external and internal peers, individual performance over the prior year and expected impact of each individual over the vesting period of the new grant. For officers who were hired during 2019 (i.e., Messrs. Kahl, Mills and Ream), the Compensation Committee considered the competitive market data, the relationship of annual target compensation among internal peers and the equity value necessary to attract and retain the officers.

The target equity award value set for each Named Executive Officer for the 2019 year is as follows:

Name	2019 Equity Award Target Value
Mark McClain	$3,000,000
Jason Ream	$2,500,000
Howard Greenfield	$1,100,000
Andrew Kahl	$1,450,000
Cam McMartin	$1,500,000
Matt Mills	$3,250,000

Stock Ownership Guidelines and Holding Requirements

The Compensation Committee has adopted stock ownership guidelines pursuant to which covered persons (including our Named Executive Officers) are prohibited from selling or disposing of any shares of our common stock unless and until the covered person holds an aggregate value of our common stock (or equivalents recognized under our policy) equal to, in the case of Mr. McClain, three times his annual base salary, and, in the case of our other Named Executive Officers, one times their annual base salary. Our guidelines also apply to our non-employee directors who are required to hold an aggregate value of our common stock (or equivalents recognized under our policy) equal to three times their annual cash retainer. Common stock owned directly or indirectly are considered under our guidelines. Unexercised stock options and unvested RSUs do not count towards ownership requirements. Covered persons may sell shares to pay the exercise price under stock options or satisfy tax withholding obligations with respect to equity awards generally without violating our guidelines. Covered persons are allowed five years to achieve the ownership requirement and are not prohibited from selling shares that would cause them to fall below their applicable threshold until that period has lapsed. Each of our Named Executive Officers is still within the five-year transition period.

Insider Trading Policy; Prohibitions Against Hedging and Pledging

In addition to addressing other customary topics, our Insider Trading Policy prohibits company employees, including officers, and directors from engaging in certain transactions, including transactions in company or subsidiary debt securities, short sales of company securities, publicly-traded options, any hedging transactions (generally, any transaction that will hedge or offset, or is designed to hedge or offset, any decrease in the market value of our common stock) and margin accounts and pledged securities. This policy does not allow for any exception (e.g., waivers that provide for pre-clearance or pre-approval) to the above provisions.

Other Benefits

Retirement and Health and Welfare — We offer the same types of retirement, health and welfare benefits to all of our employees, including to our executive officers as part of our total executive compensation package. Our programs are designed to be competitive and cost-effective. It is our objective to provide core benefits, including medical, retirement, life insurance, and paid time off to all our employees and executive officers. Benefits programs are reviewed on a periodic basis by comparing against companies with which we directly compete, reviewing published survey information, and obtaining advice from various third-party benefits consultants.

We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We do not provide matching or profit-sharing contributions under the plan.

Employee Stock Purchase Plan — In addition to the LTIP, we sponsor an Employee Stock Purchase Plan (the “ESPP”). The ESPP provides eligible employees with the opportunity to purchase shares of our common stock conveniently through periodic payroll deductions at a reduced price. The ESPP is generally intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and, therefore, is open to employees generally.

Severance Pay Plan — In 2018, our Board adopted the Severance Pay Plan pursuant to which our senior leadership team of the Company, as identified by the Compensation Committee and including the Named Executive Officers, is eligible to receive certain severance benefits upon a qualifying termination of employment. Additional information regarding the Severance Pay Plan is set forth below under “Potential Payments upon Termination or Change in Control.” Prior to our IPO, Mr. McClain had received a Senior Management and Restricted Stock Agreement, which contained certain provisions governing his employment and potential severance benefits. Following our adoption of the Severance Pay Plan, we amended Mr. McClain’s individual agreement in order to remove any provisions that were duplicative or inconsistent with the Severance Pay Plan. The potential severance benefits that Mr. McClain could receive upon certain qualifying terminations will not be solely governed by the Severance Pay Plan.

Perquisites — It is our policy to not grant perquisites to our named executive officers as a matter of good practice, although the Compensation Committee reserves the right to grant perquisites in the future if it finds that doing so furthers its compensation goals and objectives.

Tax Deductibility of Certain Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of annual compensation paid to certain executives to $1 million. During fiscal year 2019, our annual incentive compensation and equity awards were not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code due to a transition period applicable to issuers that have recently completed an initial public offering, therefore the deductibility of our executive compensation program was not a significant factor in our decisions for the 2019 year.

Compensation Risk Assessment

In accordance with the requirements of Item 402(s) of Regulation S-K, to the extent that risks may arise from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us, we are required to discuss our policies and practices for compensating our employees (including our employees that are not Named Executive Officers) as they relate to our risk management practices and risk-taking incentives. We have determined that our compensation policies and practices for our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on us. Our Compensation Committee routinely assesses our compensation policies and practices and takes this consideration into account as part of its review.

Compensation Committee Report

The following report of the Compensation Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Heidi M. Melin, Chair
William G. Bock
Tracey E. Newell

Important Note Regarding Compensation Tables

The following compensation tables have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with accounting rules, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Executive Compensation Tables

The following table sets forth information regarding compensation for each of our Named Executive Officers for 2017 through 2019, to the extent that the executive was a Named Executive Officer for such year.

2019 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All other Compensation ($)		Total ($)
Mark McClain,	2019	$400,000	$—		$1,699,576		$1,459,215	$—	$—		$3,558,791
Chief Executive Officer	2018	$375,000	$—		$—		$—	$228,945	$—		$603,945
	2017	$330,000	$—		$3,253,110	(3)	$1,076,000	$214,914	$—		$4,874,024

Jason Ream	2019	$196,875	$—		$1,051,229		$872,839	$—	$—		$2,120,943
Chief Financial Officer (4)

Howard Greenfield,	2019	$204,167	$—		$623,175		$535,043	$121,321	$1,100,000	(5)	$2,583,706
Former Chief Revenue	2018	$350,000	$10,575	(6)	$—		$—	$283,845	$—		$644,420
Officer	2017	$300,000	$—		$1,266,197	(7)	$600,893	$295,892	$—		$2,462,982

Andrew Kahl	2019	$295,455	$40,000	(8)	$821,448		$705,288	$—	$—		$1,862,191
Chief Customer Officer (4)

Cam McMartin,	2019	$366,383	$—		$849,773		$729,607	$—	$1,250,000	(9)	$3,195,763
Chief Operating Officer	2018	$325,000	$—		$—		$—	$135,061	$—		$460,061
	2017	$287,500	$100,000		$1,411,694	(10)	$538,000	$158,433	$—		$2,495,627

Matt Mills	2019	$123,438	$—		$1,639,929		$1,310,749	$62,500	$—		$3,136,616
Chief Revenue Officer (4)

(1)

Amounts shown do not reflect compensation actually received by the Named Executive Officers. Rather, the amounts represent the aggregate grant date fair value of awards granted to the Named Executive Officer in 2019, 2018 and 2017, in each case computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 2 in the annual consolidated financial statements included in our 2019 Annual Report.

(2)

With respect to 2018 amounts, reflects amounts for services provided in 2018 pursuant to our annual cash incentive programs, which were paid to our Named Executive Officers during the first quarter of 2019. For 2018, Messrs. McClain and McMartin participated in our corporate bonus plan, and Mr. Greenfield participated in our sales incentive plan. As previously noted within the CD&A, none of our Named Executive Officers received payments from our corporate bonus plan for fiscal year 2019, although Messrs. Greenfield and Mills did receive commissions under the sales incentive plan for individual performance during 2019.

(3)

Amounts reported reflect a modification of outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $2,053,110 associated with equity awards previously granted in 2014.

(4)	Messrs. Ream, Kahl and Mills were not Named Executive Officers during 2017 or 2018, and therefore, this table does not provide compensation data for them for 2017 or 2018.
(5)	Amount reported represents severance pay to Mr. Greenfield, which is described in more detail within the section below titled “Potential Payments Upon Termination or Change in Control.”
(6)	Amount reported represents a discretionary bonus awarded to Mr. Greenfield.
(7)

Amounts reported reflect a modification of outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $716,201 associated with equity awards previously granted in 2014.

(8)	Amount represents a sign-on bonus paid to Mr. Kahl.
(9)	Amount reported represents severance pay to Mr. McMartin, which is described in more detail within the section below titled “Potential Payments Upon Termination or Change in Control.”

(10)

Amounts reported reflect a modification of outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $811,694 associated with equity awards previously granted in 2014.

2019 Grants of Plan Based Awards

The following table reflects the various target values of the annual incentive plan award granted to each of our Named Executive Officers in 2019, as well as the number of RSUs and stock options granted to each of our Named Executive Officers in 2019.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
Mark McClain	Annual Cash Bonus	—	$200,000	$400,000	$600,000	—	$—
	Stock Option Grant	2/7/2019	$—	$—	$—	113,646	$1,459,215
	RSU Grant	2/7/2019	$—	$—	$—	56,823	$1,699,576
Jason Ream	Annual Cash Bonus	—	$105,000	$210,000	$315,000	—	$—
	Stock Option Grant	6/10/2019	$—	$—	$—	119,731	$872,839
	RSU Grant	6/10/2019	$—	$—	$—	59,865	$1,051,229
Howard Greenfield	Annual Cash Bonus	—	N/A	$350,000	N/A	—	$—
	Stock Option Grant	2/7/2019	$—	$—	$—	41,670	$535,043
	RSU Grant	2/7/2019	$—	$—	$—	20,835	$623,175
Andrew Kahl	Annual Cash Bonus	—	$60,000	$120,000	$180,000	—	$—
	Stock Option Grant	2/7/2019	$—	$—	$—	54,929	$705,288
	RSU Grant	2/7/2019	$—	$—	$—	27,464	$821,448
Cam McMartin	Annual Cash Bonus	—	$168,750	$337,500	$506,250	—	$—
	Stock Option Grant	2/7/2019	$—	$—	$—	56,823	$729,607
	RSU Grant	2/7/2019	$—	$—	$—	28,411	$849,773
Matt Mills	Annual Cash Bonus	—	N/A	$375,000	N/A	—	$—
	Stock Option Grant	9/3/2019	$—	$—	$—	149,288	$1,310,749
	RSU Grant	9/3/2019	$—	$—	$—	74,644	$1,639,929

(1)

The amounts reported represent the minimum, target, and maximum bonus amounts for each applicable Named Executive Officer under our corporate bonus plan for 2019 and the target values for Messrs. Greenfield and Mills. For more information about our bonus plans, see “Annual Incentive Compensation and Process for Setting Performance Objectives” and “2019 Target Annual Incentive Opportunities.” No annual incentive bonuses were paid to the Named Executive Officers under the corporate bonus plan for 2019 because the Company did not satisfy the performance criteria that were required for payout.

(2)

The stock options and RSU awards were granted pursuant to the LTIP. Options and RSUs generally vest over a four-year period. Options generally expire after a period of ten years from grant date. The Named Executive Officer must remain employed with us throughout each vesting period. For more information about our LTIP, see “Long-Term Equity-Based Awards.”

(3)

The amounts reported represent the aggregate fair value of each stock option and RSU awarded to the Named Executive Officers during 2019. These amounts have been calculated in accordance with ASC Topic 718. The assumptions we used to value these awards are described in Note 12 “Stock Option and Stock-Based Compensation” in our consolidated financial statements included in our 2019 Annual Report and do not necessarily correspond to the actual economic value that may be recognized by the Named Executive Officer.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our annual incentive plans are described in greater detail above in our CD&A. With respect to our annual incentive plans, the treatment of awards, in the event of certain terminations of employment and/or upon the occurrence of a change in control, is described below under “Potential Payments Upon Termination or Change in Control.”

2019 Outstanding Equity Awards at Year End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mark McClain	104,166	95,834	(5)	$12.00	11/16/2027	106,823	(6)	$2,521,023
	—	113,646		$29.92	2/7/2029	—		—
Jason Ream	—	119,731		$17.56	6/10/2029	59,865	(7)	$1,412,814
Howard Greenfield (8)	—	—		$—	—	—		$—
Andrew Kahl	—	54,929		$29.92	2/7/2029	27,464	(9)	$648,150
Cam McMartin	52,083	47,917	(5)	$12.00	11/16/2027	53,411	(10)	$1,260,500
Matt Mills	—	149,288		$21.97	9/3/2029	74,644	(11)	$1,761,598

(1)	Stock options reported in this column were fully vested and exercisable by the named executive officer as of 12/31/2019.
(2)

Except as noted in Note 5 below, the stock options reported in this column are subject to time-based vesting schedules where 25% of the total award becomes vested in 2020 on the one-year anniversary of the initial 2019 grant date. The remaining vesting takes place at the rate of 1/48 of the total award vesting each month for the remaining 36 months.

(3)

The stock awards reported in this column are subject to time-based vesting conditions. The treatment of these awards upon certain termination and change in control events is described below under “—Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”

(4)	Calculated based on the closing price of our common stock on December 31, 2019, which was $23.60 per share.
(5)	Represents stock options granted in connection with our initial public offering, vesting in substantially equal monthly installments (of 1/48th of the original award) through November 16, 2021.
(6)

50,000 shares are RSUs granted in connection with our initial public offering that will vest and be settled in two substantially equal annual installments on November 20, 2020 and 2021. The remaining 56,823 shares vest 25% annually in four equal amounts beginning February 28, 2020.

(7)	These shares vest 25% annually in four equal amounts beginning May 20, 2020.
(8)	Pursuant to Mr. Greenfield’s Separation Agreement (described further below), he forfeited all outstanding equity awards in connection with his termination of employment in July 2019.
(9)	These shares vest 25% annually in four equal amounts beginning February 28, 2020.
(10)

25,000 of these shares are RSUs granted in connection with our initial public offering and will vest and be settled in two substantially equal annual installments on November 20, 2020 and 2021. The remaining 28,411 shares vest 25% annually in four equal amounts beginning February 28, 2020.

(11)	These shares vest 25% annually in four equal amounts beginning August 20, 2020.

2019 Option Exercises and Stock Vested

The table below sets forth information regarding the option exercises and the vesting of outstanding awards under our LTIP during 2019 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Mark McClain	—	—	159,375	4,133,000
Jason Ream	—	—	—	—
Howard Greenfield	69,444	899,534	46,875	1,230,000
Andrew Kahl	—	—	—	—
Cam McMartin	—	—	65,625	1,697,500
Matt Mills	—	—	—	—

(1)

The number of shares acquired is reported on a gross basis. We withheld the necessary number of shares of common stock in order to satisfy withholding taxes from stock option exercises and stock awards, thus the Named Executive Officers actually received a lower number of shares of our common stock than the numbers reported in this table.

(2)

The value realized on exercise or vesting is calculated based upon the applicable closing market price of the number of shares acquired (on a gross basis) on the applicable vesting date for each award. It does not represent cash amounts received.

No Pension Benefits or Nonqualified Deferred Compensation Plan

We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans nor a nonqualified deferred compensation plan.

Potential Payment Upon Termination or Change in Control

Our Named Executive Officers are entitled to payments, benefits, and accelerated vesting of certain equity awards upon a termination of employment under certain circumstances and, in certain limited cases, additional equity may vest if such termination is following a change in control. These potential payments and benefits are provided pursuant to the terms of our Severance Pay Plan. We believe our Severance Pay Plan is an important retention for us as a component of our overall executive compensation program. It helps attract and retain skilled professionals in our industry, and allows management to focus its attention and energy on our business without any distractions regarding the effects of any potential change in control. We do not provide tax gross-ups upon a change in control.

The following paragraphs describe the termination entitlements under the terms of our Severance Pay Plan that were applicable to all Named Executive Officers as of December 31, 2019. In connection with Mr. Greenfield’s separation from service during 2019, we entered into a Separation Agreement that governed his separation benefits, which is described further below. The subsequent tables quantify the future potential benefits payable pursuant to our Severance Pay Plan upon qualifying terminations.

Unless otherwise specified in an individual participation agreement, upon a termination without “Cause” or, in the case of Mr. McClain, a resignation for “Good Reason,” that does not occur during the “Protection Period,” a participant in the Plan will be eligible to receive the following benefits:

•	a lump sum cash payment equal to 50% of such person’s annual base salary (or 100% of annual base salary for Mr. McClain); and

•

continuation coverage for the individual and his or her spouse and eligible dependents under our group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for six months (or twelve months for Mr. McClain) at active employee rates, unless such coverage is earlier terminated in accordance with the terms of the Plan.

Unless otherwise specified in an individual participation agreement, upon a termination without Cause or a resignation for Good Reason during the period beginning three months prior to a “Change in Control” and ending on the one-year anniversary following such Change in Control (the “Protection Period”), then the participant will be eligible to receive the following benefits

•	a lump sum cash payment equal to 100% of such person’s annual base salary (or 150% of annual base salary for Mr. McClain);

•

continuation coverage for the individual and his or her spouse and eligible dependents under our group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for twelve months (or eighteen months for Mr. McClain) at active employee rates, unless such coverage is earlier terminated in accordance with the terms of the Plan; and

•

accelerated vesting of all outstanding equity compensation awards, with performance-based awards vesting at the greater of actual performance as of the date of the termination of employment or target performance.

“Cause” means a termination following a vote of either the Board for Mr. McClain or the Compensation Committee for our other Named Executive Officers to dismiss the employee due to his or her (a) conviction of a felony; (b) engagement in any other act of fraud, intentional misrepresentation, moral turpitude, misappropriation or embezzlement, illegality or unlawful harassment which would materially adversely affect our business or reputation or would expose us to a risk of material civil or criminal legal damages, liabilities or penalties; (c) repeated willful failure to follow the reasonable directives of the Board in connection with our business affairs; (d) material breach or violation of any material agreement with us or our policies; or (e) willful and deliberate non-performance of duty; provided, however, that any termination under clauses (c), (d) or (e) will be subject to a thirty-day cure period.

“Good Reason” means that, after complying with certain notification and cure periods, the employee resigns from employment after we, without the employee’s prior written consent, either: (a) reduce the employee’s base salary in any material respect (other than certain across-the-board salary reductions); (b) fail to pay any material incentive compensation to which the employee is actually entitled under a written agreement; (c) make a material reduction in the employee’s job responsibilities so as to constitute a de facto demotion (other than a mere change in title or reporting relationship in connection with a change in control); or (d) relocate the employee’s principal place of work outside of a 25-mile radius of the employee’s current principal place of work without the employee’s prior written approval.

“Change in Control” means (a) the acquisition of more than 50% of the total fair market value or total voting power of the Company by any person or group; (b) the acquisition of 30% or more of the total voting power of the Company by any person or group or a change in the majority of the members of our Board, in each case, in any 12-month period; or (c) the acquisition of 40% or more of the total gross fair market value of all the assets of the Company by any person or group in any 12-month period. The Severance Pay Plan incorporates the definition of Change in Control used in our LTIP, which definition is intended to constitute a change in the ownership, effective control or substantial portion of our assets within the meaning of Section 409A of the Internal Revenue Code.

Potential Termination and Change in Control Benefits Table

The following table illustrates an estimated amount of compensation or other benefits potentially payable to each of our Named Executive Officers as of December 31, 2019 that could be triggered upon termination of such executive’s employment under various scenarios. We have assumed that all salary payments or any expenses the executive may be due have been paid currently. Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment. The amounts shown assume that such termination was effective as of December 31, 2019, and, therefore, are estimates of the amounts that would have been paid to such executives upon their termination. Actual amounts to be paid can only be determined at the time of such executive’s termination from the company. Mr. Greenfield is not included in the table as he received benefits in connection with his separation from service during the 2019 year, described below.

		No Change in Control		Change in Control (1)
	Voluntary Termination ($)	For Cause Termination ($)	Termination Without Cause or for Good Reason (2) ($)	For Cause Termination ($)	Termination Without Cause or for Good Reason ($)	Death ($)	Disability ($)
Mark McClain
Cash Severance (3)	$0	$0	$400,000	$0	$600,000	$0	$0
Unvested Equity (4)	$0	$0	$0	$0	$3,632,697	$0	$0
Medical Benefits (5)	$0	$0	$8,985	$0	$17,970	$0	$0
Estimated Total	$0	$0	$408,985	$0	$4,250,668	$0	$0

Jason Ream
Cash Severance (3)	$0	$0	$175,000	$0	$350,000	$0	$0
Unvested Equity (4)	$0	$0	$0	$0	$2,135,989	$0	$0
Medical Benefits (5)	$0	$0	$13,469	$0	$26,938	$0	$0
Estimated Total	$0	$0	$188,469	$0	$2,512,927	$0	$0

Andrew Kahl
Cash Severance (3)	$0	$0	$150,000	$0	$300,000	$0	$0
Unvested Equity (4)	$0	$0	$0	$0	$648,150	$0	$0
Medical Benefits (5)	$0	$0	$13,469	$0	$26,938	$0	$0
Estimated Total	$0	$0	$163,469	$0	$975,088	$0	$0

Matt Mills
Cash Severance (3)	$0	$0	$187,5000	$0	$375,000	$0	$0
Unvested Equity (4)	$0	$0	$0	$0	$2,004,937	$0	$0
Medical Benefits (5)	$0	$0	$9,434	$0	$18,869	$0	$0
Estimated Total	$0	$0	$196,934	$0	$2,398,806	$0	$0

(1)

As provided by the Severance Pay Plan, all unvested equity-based awards vest in connection with a change in control only if the Named Executive Officer is terminated within the Protection Period without Cause or for Good Reason.

(2)	Only Mr. McClain is entitled to benefits upon a termination for Good Reason outside of the Protection Period.
(3)	Calculation of benefits for various termination scenarios is described in the narrative preceding this table.
(4)

Values are calculated based on the closing price of our common stock of $23.60 on December 31, 2019. The value for the acceleration of stock option awards is calculated as the difference between the closing price of our common stock of $23.60 on December 31, 2019 and the exercise price per share of the award multiplied by the number of shares vesting.

(5)

Calculated based on the premiums payable to elect benefit continuation coverage by the Named Executive Officer pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, (COBRA) for six or twelve months, as applicable, and for the actual level of group medical, dental and vision coverage in effect as of December 31, 2019.

Separation Agreements with Messrs. Greenfield and McMartin

On April 19, 2019, we entered into a Separation Agreement with Mr. Greenfield, pursuant to which Mr. Greenfield received a lump sum cash payment in the amount of $1,100,000 and medical benefit payments in the amount of $12,476, which was equal to six months of insurance coverage pursuant to COBRA. On November 27, 2019, we entered into a Separation Agreement with Mr. McMartin, pursuant to which Mr. McMartin received a lump sum cash payment in the amount of $1,250,000 and medical benefit payments in the amount of $6,252, which was equal to six months of insurance coverage pursuant to COBRA.

In exchange for the foregoing payments and benefits, Messrs. Greenfield and McMartin each agreed to certain customary waivers and releases for our benefit. Their separation agreements also contain customary provisions relating to, among other things, confidentiality, cooperation, non-disparagement and non-defamation, return of information and reaffirmation of prior employment and intellectual property agreements. Additionally, for a period of one year from their respective termination dates, Messrs. Greenfield and McMartin may not, directly or indirectly, employ, hire or solicit to hire any of our current employees, or solicit, encourage or otherwise assist any of our current employees to leave our company. This non-solicit obligation is in addition to their pre-existing obligations to us.

DIRECTOR COMPENSATION

2019 Director Compensation Program

The Compensation Committee is responsible for recommending to the Board the form and amount of compensation for non-employee directors.

For 2019, our non-employee directors were entitled to receive a cash retainer and committee and chairmanship fees payable in cash on a quarterly basis and an annual award of RSUs as provided below:

Annual cash retainer	$30,000
Additional annual cash retainer for the Chairman of the Board	$20,000
Additional annual cash retainer for Chairman of the Audit Committee	$20,000
Additional cash retainer for members of the Audit Committee	$10,000
Additional cash retainer for the Chairman of the Compensation Committee	$12,000
Additional annual cash retainer for members of the Compensation Committee	$6,000
Additional annual cash retainer for Chairman of the Nominating and Corporate Governance Committee	$7,500
Additional cash retainer for members of the Nominating and Corporate Governance Committee	$3,750
Annual cash retainer for Chairman of the Cybersecurity Committee	$10,000
Annual cash retainer for members of the Cybersecurity Committee	$5,000
Annual equity retainer of RSUs	$170,000

In August 2019, the Compensation Committee recommended, and the Board approved, an increase in the value of the annual equity retainer of RSUs for non-employee directors from $170,000 to $180,000, effective beginning at the Annual Meeting. We also reimburse all reasonable out-of-pocket expenses incurred by directors in connection with the performance of their duties as directors, including travel expenses relating to their attendance at meetings of the Board or any committee thereof and up to $5,000 per year for director education expenses.

The Compensation Committee has adopted stock ownership guidelines pursuant to which covered persons (including our non-employee directors) are prohibited from selling or disposing of any shares of our common stock unless and until the covered person holds an aggregate value of our common stock (or equivalents recognized under our policy) equal to, in the case of our non-employee directors, three times their annual cash retainer for service on the Board. Common stock owned directly or indirectly is considered under our guidelines but unvested RSUs do not count toward the ownership requirement. Covered persons are allowed five years to achieve the ownership requirement and are not prohibited from selling shares that would cause them to fall below their applicable threshold until that period has lapsed.

The following table reflects information regarding our director compensation for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Unit Awards (1)	Total ($)
William G. Bock	$80,106	$172,211	$252,318
Heidi M. Melin	$44,456	$228,969	$273,426
Tracey E. Newell	$33,125	$198,768	$231,893
James M. Pflaging	$53,750	$172,211	$225,962
Michael J. Sullivan	$56,750	$172,211	$228,962
Kenneth (Chip) J. Virnig, II (2)	$10,250	$—	$10,250

(1)

Reflects the aggregate grant date fair value of the 6,051 RSUs granted to each of the non-employee directors, except Mr. Virnig, on May 6, 2019, computed in accordance with ASC Topic 718, determined without regard to forfeitures. Such awards represent the non-employee directors’ only outstanding stock awards as of December 31, 2019 and will become vested and nonforfeitable on May 6, 2020, subject to the director’s continued service. Also includes 2,360 RSUs granted to Ms. Melin on January 4, 2019 and 957 RSUs granted to Ms. Newell on March 27, 2019, representing a pro-rated award for service through the 2019 Annual Meeting of Stockholders, valued at the respective grant date fair values. These two pro-rated awards vested on May 2, 2019. See Note 2 to our audited consolidated financial statements in our 2019 Annual Report for a discussion of the assumptions used in determining the ASC Topic 718 grant date fair value of these awards.

(2)

5,145 shares under Mr. Virnig’s previously issued and unvested RSUs were accelerated in connection with his resignation from the Board in March 2019. All other unvested awards were forfeited by Mr. Virnig in connection with his resignation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2019, other than the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Executive Compensation” and “Director Compensation,” there have been no transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or is expected to exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions

The Board has adopted a formal written policy providing that the Audit Committee will be responsible for reviewing “related party transactions,” which are generally transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, the Audit Committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of the Record Date, for:

•	each of our Named Executive Officers;

•	each of our current directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of common stock and sole voting and no investment power with respect to all shares of unvested restricted stock that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 90,042,879 shares of our common stock outstanding as of the Record Date. We have deemed shares issuable pursuant to RSUs that vest within 60 days of the Record Date and shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date to be outstanding and to be beneficially owned by the person holding the restricted stock unit or stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SailPoint Technologies Holdings, Inc., 11120 Four Points Drive, Suite 100, Austin, Texas 78726.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors
Mark McClain (1)	2,401,536	2.7%
Jason Ream	—	*
Howard Greenfield (2)	45,209	*
Andrew Kahl (3)	41,649	*
Cam McMartin (4)	142,824	*
Matt Mills	—	*
William G. Bock (5)	83,296	*
Heidi M. Melin (6)	2,360	*
Tracey E. Newell (7)	957	*
James M. Pflaging (8)	160,514	*
Michael J. Sullivan (9)	14,204	*
All directors and executive officers as a group (10 people)	2,977,024	3.4%
Other 5% Stockholders
The Vanguard Group (10)	7,970,448	8.9%
BlackRock, Inc. (11)	6,274,353	7.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Consists of 1,199,562 shares of common stock and 153,980 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date held directly by Mr. McClain, 915,994 shares of common stock held by the McClain Charitable Remainder Unitrust, 44,000 shares of common stock held by the McClain RHD 2015 Trust, 44,000 shares of common stock held by the McClain ADM 2015 Trust and 44,000 shares of common stock held by the McClain GMM 2015 Trust. Mr. McClain is a co-trustee for each of the McClain Charitable Remainder Unitrust, McClain RHD 2015 Trust, McClain ADM 2015 Trust and McClain GMM 2015 Trust. As such, Mr. McClain may be deemed to have shared voting and investment power with respect to all of the shares of common stock held by such trusts.

(2)	Mr. Greenfield resigned from the Company effective as of July 31, 2019. Amount reflects shares beneficially owned by Mr. Greenfield as of July 31, 2019.
(3)

Consists of 25,628 shares of common stock and 16,021 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date held directly by Mr. Kahl.

(4)

Consists of 142,824 shares of common stock and 0 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date held directly by Mr. McMartin.

(5)	Consists of 83,296 shares of common stock and 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Mr. Bock.
(6)	Consists of 2,360 shares of common stock and 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Ms. Melin.
(7)	Consists of 957 shares of common stock and 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Ms. Newell.
(8)

Consists of 9,551 shares of common stock and 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Mr. Pflaging and 157,014 shares of common stock held by the MMJ Living Trust. Mr. Pflaging is a co-trustee of the MMJ Living Trust. As such, Mr. Pflaging may be deemed to have shared voting and investment power with respect to all of the shares of common stock and shared voting power but no investment power with respect to all of the shares of restricted stock held by the MMJ Living Trust.

(9)	Consists of 14,204 shares of common stock and 0 shares of common stock issuable pursuant to RSUs that vest within 60 days of the Record Date held directly by Mr. Sullivan.
(10)

Pursuant to a Schedule 13G/A filed on February 12, 2020, by The Vanguard Group (“Vanguard”), Vanguard has sole voting power with respect to 178,736 shares, sole dispositive power with respect to 7,789,590 shares, shared voting power with respect to 11,530 shares and shared dispositive power with respect to 180,858 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 169,328 shares of common stock as a result of its serving as the investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 20,938 shares of common stock as a result of its serving as the investment manager of Australian investment offerings.

(11)

Pursuant to a Schedule 13G/A filed on February 10, 2020, by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 6,128,644 shares, sole dispositive power with respect to 6,274,353 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 0 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

CEO PAY RATIO

We believe executive pay should be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay that our executive officers receive and the pay that our non-managerial employees receive. The Compensation Committee reviewed a comparison of Chief Executive Officer total compensation to that of our median employee for 2019. The compensation for our Chief Executive Officer in 2019 was approximately 17 times the compensation of our median employee.

We identified the median employee by examining the 2019 base salary (which we believe is a consistently applied compensation measure) for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2019. We included all employees, whether employed on a full-time or part-time basis and including our employees located outside the U.S. For employees located outside the U.S., we converted salary amounts from local currency to U.S. dollars using currency conversion rates effective on December 31, 2019. We also annualized the compensation for any employees that were not employed by us for all of 2019. With the exception of the foregoing, we did not make any other assumptions, adjustments, or estimates with respect to determining base salaries.

After identifying the median employee using base salary, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the “Summary Compensation Table,” above. The total compensation during 2019 for our Chief Executive Officer, Mark D. McClain, as set forth above in the Summary Compensation Table, was $3,558,791. The total compensation during 2019 for our median employee, using the same methodology, was $215,664. This results in a ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation of approximately 17:1. For additional information concerning Mr. McClain’s compensation, see “Executive Compensation—Executive Compensation Tables—2019 Summary Compensation Table.”

EQUITY COMPENSATION PLAN INFORMATION

The following table reflects, as of December 31, 2019, information regarding compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—		$—	—
Equity compensation plans not approved by security holders (2)	3,611,493	(3)	$20.05	11,967,224	(4)
Total	3,611,493		$20.05	11,967,224

(1)	The weighted-average exercise price does not take into account restricted stock units because restricted stock units do not have an exercise price upon vesting.
(2)

Consists of shares issued and issuable pursuant to four plans: the LTIP, the ESPP, our Amended and Restated 2015 Stock Option and Grant Plan (the “2015 Option Plan”) and our 2015 Stock Incentive Plan (the “2015 Incentive Plan” and, together with the 2015 Option Plan, the “2015 Plans”). The LTIP and ESPP were adopted by the Board and our stockholders prior to and in connection with our initial public offering in November 2017. A description of the material terms of the LTIP, ESPP and 2015 Plans is available in our prospectus dated November 16, 2017, filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act under the heading “Executive Compensation—Additional Narrative Disclosure” and in Note 8 to the Unaudited Consolidated Financial Statements. The 2015 Plans are materially consistent with the LTIP, except that the 2015 Option Plan permits the issuance of options only and the 2015 Incentive Plan, which is an omnibus plan similar to the LTIP, allows for the issuance of options to eligible participants in Israel compliant with Section 102 of the Israeli Tax Ordinance, and is currently used primarily for that purpose.

(3)	Includes 1,753,665 shares of common stock issuable upon exercise of outstanding stock options and 1,857,828 restricted stock units settleable in shares of the Company’s common stock.

(4)

Of these shares, 2,101,612 shares remained available for issuance under the ESPP, 8,909,549 shares remained available for issuance under the LTIP, 605,936 remained available for issuance under the 2015 Option Plan and 350,127 remained available 2015 Incentive Plan. These shares are in addition to the shares reserved for issuance pursuant to outstanding awards included in the first column.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and Grant Thornton the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019. The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee also received the written disclosures and the letter from Grant Thornton that are required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence. On the basis of the foregoing, the Audit Committee concluded that Grant Thornton is independent from the Company, its affiliates and management.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for such fiscal year, which was filed with the SEC.

This report has been furnished by the members of the Audit Committee.

THE AUDIT COMMITTEE

Michael J. Sullivan, Chair
William G. Bock
James M. Pflaging

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports regarding ownership and changes in ownership of our common stock with the SEC and NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. Based solely on our review of such reports and any written representations from such reporting persons, we believe that except as set forth below, all required Section 16 reports were timely filed during 2019 by our directors, executive officers and beneficial owners of more than 10% of our common stock.

During 2019, each of Messrs. Greenfield, Pflaging and Sullivan, Mses. Melin and Newell and Thomas Beck submitted one untimely report on Form 4, each which reported a single transaction, and Mr. Bock submitted two untimely reports, each which reported a single transaction. In February 2020, each of Messrs. McClain, Mills and Ream, Eric Domagalski and Ms.  Rizkallah submitted one untimely report on Form 4, each which reported a single transaction.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2021 Annual Meeting of Stockholders must be received by the Company at the principal executive offices of the Company no later than the close of business on November 25, 2020.

In accordance with our bylaws, stockholder proposals and director nominations that are not intended to be included in the Company’s proxy statement must be received, in writing, by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual meeting to be properly brought before an annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Thus, assuming the 2021 Annual Meeting of Stockholders will be held no more than 30 days before nor more than 70 days after the first anniversary date of the 2020 Annual Meeting, if the Company does not receive notice of such a proposal or nomination between January 5, 2021 and February 4, 2021, it will be considered “untimely,” and the presiding officer at the 2021 Annual Meeting may properly use his or her discretionary authority to declare that such proposal or nomination was not properly brought before the meeting and therefore shall not be transacted.

Any matter so submitted must comply with the other provisions of our bylaws and be submitted in writing to the Secretary at the principal executive offices of the Company.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, to the knowledge of the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the Annual Meeting, please vote as soon as possible over the Internet or by telephone, or by completing and returning the enclosed proxy card, so that your shares are represented at the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our Internet website, investors.sailpoint.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

We will provide, without charge, on the written request of any stockholder, a copy of our 2019 Annual Report, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1. Stockholders should direct such requests to Mediant by e-mail at paper@investorelections.com, by telephone at (866) 648-8133 or online at www.investorelections.com/SAIL.

ANNUAL MEETING OF SAILPOINT TECHNOLOGIES HOLDINGS, INC.

Date:	Tuesday, May 5, 2020
Time:	12:30 P.M. (Central Time)
Place:	Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends a vote “FOR” the election of each of the director nominees in proposal 1 and “FOR” proposals 2 and 3.

1:	Election of Directors				Directors Recommend i
	Nominees:	For		Withhold

	01 William G. Bock	☐		☐	“For”

	02 Michael J. Sullivan	☐		☐	“For”

		For	Against	Abstain

2:	Ratify the selection by the Audit Committee of our Board of Directors of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐	“For”

3:	Approve, on an advisory basis, our named executive officer compensation.	☐	☐	☐	“For”

4:	Conduct such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above
Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of SailPoint Technologies Holdings, Inc.

to be held on Tuesday, May 5, 2020

for Holders as of March 6, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To		866-390-5387
www.proxypush.com/SAIL
• Cast your vote online. • View meeting documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Mark McClain (Chief Executive Officer) and Christopher Schmitt (General Counsel), and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of SailPoint Technologies Holdings, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PROXY TABULATOR FOR
SAILPOINT TECHNOLOGIES HOLDINGS, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Revocable Proxy — SailPoint Technologies Holdings, Inc.

Annual Meeting of Stockholders

May 5, 2020 12:30 p.m. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mark McClain (Chief Executive Officer) and Christopher Schmitt (General Counsel), and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of SailPoint Technologies Holdings, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)